PennyMac Mortgage Investment Trust May 2020 Investor Presentation Exhibit 99.1

Forward-Looking Statements May 2020 Investor Presentation This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “project,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein, from past results discussed herein, or illustrative examples provided herein. These forward-looking statements include, but are not limited to, statements regarding the future impact of COVID-19 on our business, financial operations and our GSE credit risk transfer (CRT) investments, future loan delinquencies and forbearances, future investment returns, and projected servicing advances requirements. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at our manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of our servicer, which also provides us with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; our indemnification and repurchase obligations in connection with mortgage loans we purchase and later sell or securitize; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest; increased rates of delinquency, default and/or decreased recovery rates on our investments; our ability to foreclose on our investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights , excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of income; our failure to maintain appropriate internal controls over financial reporting; technologies for loans and our ability to mitigate security risks and cyber intrusions; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to detect misconduct and fraud; our ability to comply with various federal, state and local laws and regulations that govern our business; developments in the secondary markets for our mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a real estate investment trust (REIT) for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the effect of public opinion on our reputation and our organizational structure and certain requirements in our charter documents.   You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this presentation are current as of the date of this presentation only.

PMT Is Differentiated from Other Residential Mortgage REITs

Residential mortgage REIT started in 2009 focused on U.S. residential mortgage-related investments

- Conventional conforming mortgage loan production
- Organic investment creation
- Enabled by the unique capabilities of PMT's manager and services provider, PFSI(1), and its more than 4,400 employees

Focus on risk management throughout PMT's more than 10-year history

- Interest rate risk
- Credit risk
- Operational risk

Strong balance sheet and liquidity

- Substantial liquidity throughout the COVID-19 crisis; no asset sales to raise liquidity
- Term financing for mortgage servicing rights (MSRs) and credit risk transfer (CRT)
- $1.8 billion in shareholders' equity at March 31, 2020

Track record of successful, active capital management

- Repurchased 15.5 million common shares from 3Q15 to 1Q20
- Issued 39.2 million common shares through underwritten common equity offerings and PMT's "At-The-Market" equity offering program in 2019 and 2020
- 100 million weighted average shares outstanding in 1Q20

Book Value per Share at March 31, 2020: $15.16

First Quarter 2020 Common Dividend: $0.25

(1) PennyMac Financial Services, Inc.

PennyMac®

May 2020 Investor Presentation | 3

PMT Is Focused on Unique Investment Strategies in Three Segments 4 May 2020 Investor Presentation Correspondent Production Credit Sensitive Strategies Interest Rate Sensitive Strategies Leading producer of conventional conforming mortgage loans PMT entered the correspondent production business in 2011 after large banks, which had historically dominated the channel, reduced their participation Significant opportunity in the current environment – see slide 6 Investments in credit risk on PMT’s high-quality loan production In 2015, PMT began organically investing in innovative front-end GSE CRT investments; PMT is curtailing new investments in GSE CRT – see slide 7 Approximately $90 billion in UPB of loans underlying PMT’s CRT investments at March 31, 2020 Loss expectations limited despite substantial writedown in 1Q20 – see slides 8 through 14 MSR investments created through the securitization of conventional correspondent loan production Hedged with Agency MBS and other interest rate hedges Strong track record and discipline in hedging interest rate risk – see slide 15

PMT Is the Largest Correspondent Producer in the U.S. 5 May 2020 Investor Presentation PMT’s Conventional Correspondent Production ($ in billions) Top Correspondent Producers(2) (3) (1) Source: Inside Mortgage Finance as of 1Q20 (2) Source: Inside Mortgage Finance as of 4Q19 (3) YTD as of April 30, 2020 PMT is the largest correspondent producer of residential mortgage loans and the 5th largest aggregator of conventional mortgage loans in the U.S.(1) PMT is producing record volumes of conventional conforming mortgage loans Margins remain elevated as some originators and aggregators reduced or limited their participation due to operational, liquidity and capital issues

Growing Opportunity for PennyMac in an Expanding Origination Market

- Recently revised economic forecasts now estimate total originations of $2.5 trillion in 2020 with rates at all-time lows
  - Refinance demand remains elevated
  - Recent increases in demand for purchase loans(1)
- Secondary market execution has improved as certain channels for loan delivery (i.e. co-issue) were disrupted by market volatility

U.S. Mortgage Origination Market(2)



(UPB in billions)
$2,325
$2,472
2019
2020E
Purchase
Refinance

Primary / Secondary Mortgage Spread



4%
3%
2%
1%
0%
3.72%
2.68%
1.88%
3.28%
1.55%
0.63%
1/2/20
2/2/20
3/2/20
4/2/20
5/2/20
Average 30-year fixed rate mortgage(3)
Secondary Mortgage Rate(4)
10-year Treasury Yield

173 basis points versus 104 basis points at the start of the year

MBS spreads to Treasuries have also widened – 92 basis points versus 80 basis points at the start of the year

(1) MBA Purchase Applications Index
(2) Actual originations: Inside Mortgage Finance. Total originations forecast: Average of Mortgage Bankers Association (5/15/20), Fannie Mae (5/11/20), and Freddie Mac (4/13/20) forecasts.
(3) Freddie Mac Primary Mortgage Market Survey. 3.28% as of 5/14/20
(4) Mortgage Current Coupon Fannie Mae 30 Year Index

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7 Trends in PMT's Investments in GSE Credit Risk Transfer (CRT) PMT is curtailing new investments in GSE CRT Federal Housing Finance Agency (FHFA) has instructed Fannie Mae and Freddie Mac to gradually wind down front-end lender risk share transactions such as PMT’s by the end of this year Continuing to deliver loans under our sixth CRT transaction with Fannie Mae – expect total deliveries to be approximately $18 billion in UPB for 2020 Delivered $14.7 billion in UPB of loans in 1Q20 resulting in a firm commitment to purchase $555 million of CRT securities Decrease in CRT investments driven by $1.0 billion fair value decline in 1Q20 – see slide 8 Delinquency rate and losses expected to increase significantly from very low levels due to COVID-19 Note: See slides 8 -14, 28, and 32-34 for financial performance and additional details regarding CRT investments (1) The fair value of CRT investments is reflected on PMT’s balance sheet as deposits securing CRT arrangements, firm commitments to purchase CRT securities and derivative and credit risk transfer strip assets or liabilities, net of the interest-only security payable. Presented here on a pro forma basis that also includes the face amount of firm commitment to purchase CRT securities, and the commitment to fund deposits securing CRT agreements, as applicable, for each period shown. (2) FICO and LTV metrics at origination for the population of loans remaining as of the date presented CRT Investments(1) ($ in millions) May 2020 Investor Presentation

8 Substantial Writedown of the CRT Investments in 1Q20 May 2020 Investor Presentation ($ millions) Fair value changes(1) = $(1,040) (1) Attribution of changes in fair value between discount rate and other assumptions is based on changes in the valuation assumptions of CRT agreements, CRT strips, and firm commitment to purchase CRT securities as presented in Note 7 – Fair Value of PMT’s 10-Q for the periods ended March 31, 2020 and December 31, 2019 $1.0 billion in non-cash fair value losses related to COVID-19 crisis Mostly attributed to change in the market discount rate, versus change in expected losses over the life of the investments

9 CRT Losses Expected to be Limited Despite Economic Conditions May 2020 Investor Presentation Leading investment banks and economists expect the unemployment rate to reach approximately 19% in the second quarter of 2020 before recovering to 7% in the fourth quarter of 2021(1) Research indicates that homeowners are less likely to be affected by COVID-19 than renters: In 1Q20, 65% of U.S. households were homeowners(2) A disproportionate number of those affected are renters who are more likely to be employed in food and accommodation, entertainment, retail and transportation (most likely impacted industries)(3) Credit profiles of borrowers with loans in PMT’s CRT investments are especially strong: Weighted average FICO score of over 750 at origination Weighted average LTVs of 83% at origination Home price appreciation has averaged 6% per year since 2015, creating additional equity and reducing LTV(4) As of April 30th, approximately 5.7% of the borrowers in PMT’s CRT agreements were delinquent and 8.5% were in forbearance; prior to the COVID-19 crisis, the delinquency rate of loans underlying PMT’s CRT investments was 1.0% COVID-19 forbearance plans along with recently announced payment deferral options are expected to be effective for the significant majority of homeowners to ultimately avoid default, leading to limited losses for PMT’s CRT investments (1) Average of Bank of America (5/15/20), Barclays (5/15/20), Goldman Sachs (5/12/20), Wells Fargo (5/13/20) (2) U.S. Census Bureau (3) Urban Institute “Avoiding a COVID-19 Disaster for Renters and the Housing Market,” April 2020 (4) FHFA Home Price Index

Assessment of Loss Varies by Transaction for PMT’s CRT Investments May 2020 Investor Presentation PMT’s earliest CRT transactions (26% of UPB) have losses assessed based on loans becoming 180+ days delinquent; more recent transactions (74% of UPB) are based on actual losses The stated treatment of loans in forbearance differs among the scheduled-severity transactions (1) PMT is currently in the aggregation period delivering loans to Fannie Mae under a commitment for a sixth CRT transaction – not yet funded (2) Fannie Mae has published clarification that the COVID-19 pandemic is a casualty event. Source: https://www.fanniemae.com/portal/funding-the-market/credit-risk/news/covid19-casualty-event-050120.html (3) Freddie Mac will not, for a period of 18 months, declare a Credit Event based on a delinquency of 180 days or more with respect to any Reference Obligation that is affected by a natural disaster.

Loss and Expected Return Scenarios for PMT's CRT Investments

($ in millions)	PMTT1, PMTT2, PMTT3 (Scheduled Loss)	L Street Securities 2017-PM1 (Scheduled Loss)	L Street Securities Trust 2019-PMT1 (Actual Loss)	CRT-6 (Actual Loss)[1]	Total CRT
Face Amount	$318	$752	$786	$2,057	$3,913
Fair Value	$263	$606	$612	$1,647	$3,128

Scenario	Collateral Remaining Loss[2]	IRR[3]	Collateral Remaining Loss[2]	IRR[3]	Collateral Remaining Loss[2]	IRR[3]	Collateral Remaining Loss[2]	IRR[3]	Collateral Remaining Loss[2]	IRR[3]
Base Case[4]	0.4%	11.3%	0.6%	10.7%	0.6%	14.8%	0.5%	11.5%	0.5%	12.0%
2x Base Case Loss	0.8%	8.1%	1.3%	5.9%	1.2%	9.7%	0.9%	9.3%	1.0%	8.6%
3x Base Case Loss	1.1%	4.8%	1.9%	1.0%	1.9%	3.7%	1.4%	7.0%	1.6%	5.0%

- Losses and returns for PMTT1, PMTT2 and PMTT3 above assume that loans in COVID-19 forbearance do not become credit events at 180 days or more delinquent
  - On March 31, 2020, market participants, and resulting market prices or price indications for certain scheduled severity CRT securities may have assumed that losses would be determined based on the loan status at the end of the forbearance period rather than being treated as losses if a forbearance lasts 180 days or more
  - There is precedence for this market expectation based on amendments that Fannie Mae and Freddie Mac made to CAS and STACR documents, respectively, that modified the treatment of forbearance delinquencies related to the 2017 hurricane disasters (Harvey and Irma)
  - If existing contractual terms for these three transactions are not amended and losses are triggered at 180 days or more delinquent irrespective of COVID-19 forbearance, returns could be materially lower – see slide 13
- Base case loss expectations of ~50 basis points are in line with certain recent Wall Street securitized products research for comparable CAS and STACR transactions
  - Implies 2-3% of borrowers in these transactions ultimately default

(1) PMT is currently in the aggregation period delivering loans to Fannie Mae under a commitment for a sixth CRT transaction – not yet funded. Fair value is presented here on a pro forma basis that also includes the face amount of firm commitment to purchase CRT securities.
(2) Remaining loss is measured as expected losses divided by the UPB of the loan collateral
(3) IRR is equivalent to discount rate as presented in Note 7 of PMT's 10-Q for CRT Agreements, CRT strips, and firm commitment to purchase CRT securities
(4) Valuation assumptions presented in the Base Case are consistent with valuation assumptions presented for CRT Agreements, CRT strips, and firm commitment to purchase CRT securities in Note 7 – Fair Value of PMT's 10-Q for the period ended March 31, 2020

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Prepayments Allow PMT to Recoup CRT Fair Value Losses May 2020 Investor Presentation PMT avoids any actual losses and will recognize fair value gains on its CRT investments when the underlying loans pay off, since principal is received (or for CRT-6, the commitment amount is reduced) at par Prepayment speeds on Fannie Mae loans have been significantly elevated in the current market environment with prevailing mortgage rates at all-time lows Assuming 30% CPR through September 2020: (1) Projected principal received and commitment face amount reduction from April 2020 through September 2020, including actual principal payments received in April 2020.  Projected cashflows do not include the impact of delinquency triggers, which are not expected to impact cashflows during this time period. (2) Gain is calculated based on the fair value price at March 31, 2020 of the tranches within each deal projected to receive prepayments.  Gain is calculated as (1 - [Fair Value]/[Face Amount]) * [Principal Return / Reduction of Commitment Face Amount].

Even in an Extreme Loss Scenario, PMT's Early CRT Investments Retain Value

- PMTT1, PMTT2, and PMTT3 had a combined face amount of $318 million and fair value of $263 million at March 31, 2020
- Under an extreme scenario under which the face amount is wiped out completely by 1Q21, we estimate the securities would be worth approximately $85 million; PMT would expect to record losses of $175-$185 million in fair value declines and realized losses through 1Q21
- Under this scenario, the associated term note financing would remain outstanding until maturity in March 2022 (2024 with two-year extension) – see slide 14

Extreme Loss Scenario for PMTT1, PMTT2 and PMTT3

- Assumes loans in COVID-19 forbearance become credit events at 180 days or more delinquent
- Assumes 16.5% of outstanding loans become 180 days or more delinquent (credit events); 6.8% were 30 days or more delinquent at April 3, 2020
- Cumulative losses would reach 4.5% by 1Q21 wiping out the entire face amount of the investments
- PMT would collect $101 million of cash flow from these securities, including $33 million of interest-only payments after the face amounts are fully written down

Projected Cash Flows and Losses[1]

($ in millions)


$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Cashflow
Losses
1Q20
2Q20
3Q20
4Q20
1Q21
2Q21
3Q21
4Q21
FY 2022
FY 2023
FY 2024
FY 2025
FY 2026

Face Amount at Period End ($mm)	$318	$294	$267	$74	$0	$0	$0	$0	$0	$0	$0	$0	$0

(1) Assumes current market prepayment speeds in 2020

PennyMac®
May 2020 Investor Presentation | 13

CRT Term Notes Are Critically Important Financing Structure May 2020 Investor Presentation (1) PMT is currently in the aggregation period delivering loans to Fannie Mae under a commitment for a sixth CRT transaction. UPB represents the volume outstanding as of March 31, 2020. (2) As of March 31, 2020 PMT completed term financing for all of its funded CRT investments in February As a result of the term financing structure, PMT has not been subject to margin calls Term notes do not contain mark-to-market provisions Any increased losses on CRT investments do not accelerate amortization of the term notes Earliest maturity is March 2022; all notes contain optional two-year extensions PMT carries the term note financing – Notes payable secured by CRT assets – on its balance sheet at amortized cost, not fair value Fair value of the Notes payable secured by CRT assets declined by $370 million in 1Q20

Hedging Approach Central to PMT’s Interest Rate Sensitive Investments May 2020 Investor Presentation PMT seeks to manage interest rate risk exposure on a “global” basis, recognizing interest rate sensitivities across its investment strategies PMT has a history of successfully hedging to offset the majority of the interest rate risk inherent in mortgage servicing rights In 1Q20, MSR fair value decreased significantly Expectations for increased prepayment activity in the future related to lower interest rates Higher cost to service related to expected increases in delinquencies as a result of COVID-19 hardships Decrease represented approximately 37% of the fair value at December 31, 2019 Gains from interest rate hedges and Agency MBS more than offset MSR fair value losses in 1Q20 Significant gains from option-based hedge coverage in place to address significant volatility Certain option coverage was intended to address the interest-rate sensitivity of the premium on CRT investments MSR and ESS Valuation Changes and Offsets ($ in millions)

Run-Rate Return Potential from PMT's Investment Strategies

($ in millions, except EPS)	Annualized Return on Equity (ROE)	WA Equity Allocated (%)[1]
Credit sensitive strategies:		
GSE credit risk transfer[2]	20.9%	31%
Other credit sensitive strategies	-15.1%	1%
Net credit sensitive strategies	**19.7%**	**32%**
Interest rate sensitive strategies:		
MSRs (incl. recapture)	2.3%	24%
ESS (incl. recapture)	7.0%	3%
Agency MBS	24.9%	10%
Non-Agency senior MBS (incl. jumbo)	20.3%	0%
Interest rate hedges[3]	-6.4%	0%
Net interest rate sensitive strategies	**2.4%**	**37%**
Correspondent production	**79.6%**	**23%**
Cash, short term investments, and other	1.5%	8%
Management fees & corporate expenses	-2.5%	0%
Net Corporate[4]	**-2.4%**	**8%**
Provision for income tax expense	0.0%	
Net income	**23.1%**	**100%**
Dividends on preferred stock	**8.3%**	**15%**
Net income attributable to common shareholders	**25.6%**	**85%**
Average Diluted EPS per Quarter	**$ 1.04**	

Note: This slide presents estimates for illustrative purposes only, using PMT's base case assumptions (e.g., for credit performance, prepayment speeds, financing economics, and loss treatment for PMTT1, PMTT2 and PMTT3 as described on slide 11), and does not contemplate significant changes or shocks to current market conditions. Actual results may differ materially.

- Run-rate return potential represents the average annualized return and quarterly earnings potential PMT expects to earn on average each quarter from its strategies over the next four quarters
- 25.6% return on equity (ROE) expectation for PMT primarily driven by high returns from correspondent production reflecting elevated margins
  - CRT returns have increased due to the significant fair value declines in 1Q20
  - Interest rate sensitive strategies returns have decreased due to near-term decreases in MSR returns (see slide 20) and continued elevated hedge costs
- In an extreme loss scenario that eliminates the entire face amount of PMT's early CRT investments (PMTT1, PMTT2 and PMTT3) by 1Q20, PMT's ROE expectation would be 16.2% and average diluted EPS per quarter would be $0.62 – see slide 13 for details

(1) Equity allocated represents management's internal allocation. Certain financing balances and associated interest expenses are allocated between investments based on management's assessment of target leverage ratios and required capital or liquidity to support the investment.
(2) Projected CRT return includes fair value recognition upon loan delivery under CRT transactions
(3) ROE calculated as a percentage of segment equity
(4) ROE calculated as a percentage of total equity

PennyMac® May 2020 Investor Presentation | 16

Delinquency and Forbearance Trends for PMT’s MSR Portfolio May 2020 Investor Presentation PMT is in a strong position to successfully manage hardships related to COVID-19 given the technology platform and specialty servicing expertise of its subservicer, PFSI PFSI began offering COVID-19 forbearance plans on March 19 following the GSEs’ initial guidance (before the CARES Act was passed) and deployed technology changes over the weekend of March 21-22 to allow customers to request, be evaluated for, and receive forbearance through automated systems including our website 93% of PFSI’s customers in a forbearance plan have been enrolled through an automated channel For delinquent borrowers (including those in forbearance plans), PMT has the responsibility to fund servicing advances for its MSRs Per-loan cost of servicing a delinquent loan is significantly higher than a current loan 30+ Day Delinquency Rate(1) Forbearance Rate (1) Owned portfolio in predominantly conventional loans; delinquency data based on loan count (i.e., not UPB) 12/31/18 3/31/19 4/30/19 12/31/19 3/31/20 4/30/20

Servicing Advance Requirements for PMT Expected to be Limited May 2020 Investor Presentation PMT has historically funded any required servicing advances with corporate cash Servicing advances outstanding were $34 million at April 30, 2020 PMT has $1.6 billion in available liquidity(1), less $100 million in minimum liquidity covenants, as of April 30, 2020 Fannie Mae requires a servicer to continue advancing principal and interest (P&I) payments for delinquent loans and Freddie Mac requires a servicer to continue advancing interest for only four months These P&I advances are typically covered by prepayment activity, except in adverse scenarios where high delinquency rates combine with extended average periods of delinquency The majority of advances related to PMT’s Agency MSR portfolio are expected to be related to property taxes and insurance to protect investors’ interest in the property collateralizing the mortgages Advance balance projections could increase if recoveries of advances are prolonged or delayed significantly after borrower reinstatement or loan modification PMT reevaluates the use of excess liquidity (e.g., for potential common share repurchases on an ongoing basis) (1) Available liquidity is defined as cash on hand plus the amount that can be immediately borrowed with available collateral

Appendix

Near-Term and Lifetime Return Expectations for PMT's MSR Investments May 2020 Investor Presentation

First Quarter Highlights May 2020 Investor Presentation (1) Includes $2.2 billion in conventional loans originated in PennyMac Financial Services, Inc.’s (NYSE: PFSI) direct lending channels. Net loss attributable to common shareholders of $600.9 million; loss per common share was $5.99 Segment pretax results: Credit Sensitive Strategies: $(960.5) million; Interest Rate Sensitive Strategies: $324.8 million; Correspondent Production: $65.3 million; Corporate: $(14.0) million Driven by non-cash fair value losses on government-sponsored enterprise (GSE) credit risk transfer (CRT) investments related to the COVID-19 crisis, partially offset by outsized results in the interest rate sensitive strategies segment resulting from gains on hedge instruments and record correspondent production results Dividend of $0.25 per common share declared on March 25, 2020 and paid on April 30, 2020 Book value per common share decreased to $15.16 from $21.37 at December 31, 2019 Investment activity driven by strong correspondent production volumes Conventional correspondent loan production totaled $18.0 billion in unpaid principal balance (UPB), down 20% from the prior quarter and up 100% from 1Q19(1) CRT deliveries totaled $14.7 billion, resulting in a firm commitment to purchase $555 million of CRT securities Added $249 million of new mortgage servicing rights (MSR) investments Raised $5.6 million in February through the “At-The-Market” equity offering program, issuing 241,000 shares at a weighted average price of $23.46; repurchased approximately 783,000 PMT common shares in March at a weighted average price of $7.39, or a total cost of $5.8 million

First Quarter Highlights (continued) May 2020 Investor Presentation Notable activity after quarter end: Retired the 5.375% senior exchangeable unsecured notes due May 1, 2020 Repurchased $123.6 million in principal of the notes at a weighted average price of 98.6% of par value, resulting in total savings of approximately $2.2 million Repaid the remaining $126.4 million in principal of the notes on the maturity date (May 1)

6 23 Developments That Have Affected the Mortgage Markets May 2020 Investor Presentation Substantial slowdown in the economy related to COVID-19 and public health measures Over the last six weeks 30.3 million workers have filed jobless claims, evidencing increased hardships for homeowners and borrowers leading to expectations for higher delinquencies in the future In response the federal government enacted the CARES Act, providing $2 trillion of fiscal stimulus as well as granting homeowners with federally backed mortgages up to 12 months of forbearance if impacted directly or indirectly by COVID-19 Requests for forbearance designed to reduce consumer credit losses but increase the advance obligations for mortgage servicers, putting strain on the liquidity of undercapitalized sellers/servicers Financial markets have also experienced substantial volatility and reduced liquidity In response, the Federal Reserve reduced the Fed Funds rate to near zero and the Federal Open Market Committee announced it would purchase at least $500 billion of Treasury securities and at least $200 billion of Agency mortgage-backed securities to support liquidity Significant decline in the value of many credit assets, including GSE CRT securities – driven by increased expectations for delinquencies and actual losses in addition to increased returns required by market participants Reduction of servicing asset values driven by the estimated impact on servicing costs and liquidity from higher expected delinquencies as a result of forbearance requests combined with uncertainty surrounding future policy changes Unlike other market participants, PMT has not sold any assets to raise liquidity, and PMT’s total liquidity has increased since February, reflecting its disciplined approach to liquidity and capital management throughout its over 10-year history

PMT’s Investment Activity by Strategy During the Quarter (1) The fair value of CRT investments is reflected on PMT’s balance sheet as deposits securing CRT arrangements, firm commitment to purchase CRT securities, and derivative and credit risk transfer strip assets or liabilities, net of the interest-only security payable. Presented here on a pro forma basis that also includes the face amount of firm commitment to purchase CRT securities. (2) REO = Real estate acquired in settlement of loans. Net new investments reflect sales in performing and non-performing loans as a part of PMT’s strategy to exit the investments. Includes $50.8 million in carrying value of REO at 3/31/20. (3) ESS = Excess servicing spread (4) MBS = Mortgage-backed securities. Net new investments represents rebalancing of the MBS portfolio (considered along with TBA hedges in managing PMT’s interest rate risk) and runoff. (5) Net new investments represents new investments net of sales, liquidations, and runoff (6) Changes in fair value of CRT investments included the accrual of carry on firm commitments reflected in income as well as changes in fair value upon settlement of a CRT transaction Credit Sensitive Strategies Interest Rate Sensitive Strategies ($ in millions) May 2020 Investor Presentation As announced in March, PMT is curtailing new investments in GSE CRT – see slide 7 for details

Correspondent Production Highlights May 2020 Investor Presentation Correspondent Production Volume and Mix(1) (UPB in billions) (1) See footnote 1 on slide 31 (2) For government loans, PMT earns a sourcing fee and interest income for its holding period and does not pay a fulfillment fee (3) Conventional conforming and non-Agency interest rate lock commitments (4) Based on funded loans subject to fulfillment fees (5) According to Inside Mortgage Finance for 1Q20 (6) Correspondent seller relationships reduced by 116 and 123 for 1Q20 and 4Q19, respectively as non-delegated only correspondent sellers are no longer included (see footnote 1 on slide 31) (2) Correspondent acquisitions of nonaffiliated originations in 1Q20 totaled $29.8 billion in UPB, down 20% Q/Q and up 100% Y/Y 54% conventional loans; 46% government loans Conventional conforming acquisitions of $16.2 billion in UPB, down 21% Q/Q and up 99% Y/Y Government acquisitions of $13.6 billion in UPB, down 18% Q/Q and up 102% Y/Y Acquired $1.9 billion in UPB of conventional loans originated by PFSI; PMT does not expect to purchase conventional loans originated by PFSI in upcoming quarters Conventional lock volume of $19.1 billion in UPB, down 3% Q/Q and up 113% Y/Y(3) Maintained our leadership position as the largest correspondent aggregator in the U.S.(5) Margins improved as a result of industry capacity constraints, as many competitors have reduced or limited their participation in this channel April correspondent acquisitions totaled $11.1 billion in UPB; locks totaled $11.2 billion in UPB

MSR assets decreased to $1.2 billion driven by fair value losses resulting from expectations for increased prepayment activity in the future related to lower interest rates, and higher servicing costs related to expected increases in delinquencies as a result of COVID-19 hardship $249 million in new MSR investments UPB associated with MSR investments increased to $141.8 billion from $131.0 billion at December 31, 2019 ESS investments relating to bulk, mini-bulk and flow MSR acquisitions by PFSI between 2013 and 2015 decreased to $157.1 million, driven by repayments of the underlying loans UPB associated with ESS investments decreased to $19.2 billion from $19.9 billion at December 31, 2019 MSR and ESS Investments ($ in millions) Trends in MSR and ESS Investments May 2020 Investor Presentation

Note: Amounts may not sum exactly due to rounding (1) Income contribution and the annualized return on equity calculated net of any direct expenses associated with investments (e.g., loan fulfillment fees and loan servicing fees), but before tax expenses. Some of the income associated with the investment strategies may be subject to taxation. (2) Market-driven value changes include fair value recognition upon loan delivery under firm commitment to purchase CRT securities attributable to the credit sensitive strategies segment; see slide 28 for details. Categorization of income as market-driven value changes based on management assessment. Income excluding market-driven value changes does not represent REIT taxable income. (3) Equity allocated represents management’s internal allocation. Certain financing balances and associated interest expenses are allocated between investments based on management’s assessment of target leverage ratios and required capital or liquidity to support the investment. (4) ROE calculated as a percentage of total equity First Quarter Results and Return Contributions by Strategy May 2020 Investor Presentation

Performance of the GSE Credit Risk Transfer Investments in 1Q20 May 2020 Investor Presentation

(1) At period end (2) Return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period Historical Earnings, Dividends and Book Value Per Share Repurchased 15.5 million common shares from 3Q15 through 1Q20 Issued 39.2 million common shares through underwritten common equity offerings and our ATM program in 2019 and 2020 ROE(2) 7% 10% 13% 11% 14% 10% 14% 10% -119% May 2020 Investor Presentation (1) $(5.99)

MSRs and ESS Asset Valuation Unaudited (1) Pool UPB, weighted average coupon and expected prepayment speed represent the characteristics of the underlying MSR portfolio owned by PFSI. Weighted average servicing spread, fair value and valuation multiple relate to the ESS asset owned by PMT. The fair value assessment of ESS gives consideration to expected servicing fee collections on non-MSR collateral that has been bought out of the underlying MSR pools due to ongoing servicer activity. The balance of the non-MSR collateral is reflected in the pool UPB above in the amount of $423 million. (2) Represents weighted average (3) Pricing spread represents a margin that is applied to a reference interest rate’s forward rate curve to develop periodic discount rates. The Company applies a pricing spread to the United States Dollar London Interbank Offered Rate (“LIBOR”)/swap curve for purposes of discounting cash flows relating to MSRs and ESS. May 2020 Investor Presentation

PMT's Excess Servicing Spread Investments in Partnership with PFSI

- PMT has co-invested in Agency MSRs acquired from third-party sellers by PFSI; presently only related to Ginnie Mae MSRs
- PMT acquires the right to receive the excess servicing spread cash flows over the life of the underlying loans
- PFSI owns the MSRs and services the loans



Acquired by PFSI from Third-Party Seller(1)
MSR Asset (e.g., 25bp servicing fee)
Acquired by PMT from PFSI(1)
Excess Servicing Spread (e.g., 12.5bp)
Base MSR (e.g., 12.5bp)

Example transaction: actual transaction details may vary materially

Excess Servicing Spread[2]

- Interest income from a portion of the contractual servicing fee
  - Realized yield dependent on prepayment speeds and recapture

Base MSR

- Income from a portion of the contractual servicing fee
- Also entitled to ancillary income
- Bears expenses of performing loan servicing activities
- Required to advance certain payments largely for delinquent loans

(1) The contractual servicer and MSR owner is PennyMac Loan Services, LLC, a wholly-owned subsidiary of PFSI
(2) Subject and subordinate to Agency rights (under the related servicer guide); does not change the contractual servicing fee paid by the Agency to the servicer.

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Return on Equity Contribution of the GSE Credit Risk Transfer Investments May 2020 Investor Presentation Annualized Return on Average CRT Equity (1) Equity allocated represents management’s internal allocation across segments and investment strategies Return on Equity Contribution of the GSE Credit Risk Transfer Investments Annualized Return on Average CRT Equity Average CRT equity(1) ($ in millions) $207 $271 $333 $403 $452 $490 $446 $452 $476 $574 $586 $800

Current outstanding UPB of loans delivered to the CRT SPVs and sold to Fannie Mae or delivered subject to agreements to purchase REMIC CRT securities Credit Risk Transfer – Balance Sheet Treatment Current cash collateralizing guarantee included in “Deposits securing credit risk transfer arrangements” Represents the fair value of expected future cash inflows related to assumption of credit risk net of expected future losses Fair value of firm commitment to purchase REMIC CRT securities based on loans delivered to date Face amount of firm commitment to purchase REMIC CRT securities related to loans delivered May 2020 Investor Presentation Fair value of non-recourse liability issued by CRT trusts; represents value of interest-only payment after the maturity of PMT’s investments (1) (1) Not reflected on PMT’s balance sheet (2) PMT is currently in the aggregation period delivering loans to Fannie Mae under a commitment for a sixth CRT transaction – not yet funded. Presented here on a pro forma basis that also includes the face amount of firm commitment to purchase CRT securities. (2)

PMT’s Investments in GSE Credit Risk Transfer May 2020 Investor Presentation (1) FICO and LTV metrics at origination (UPB in billions)

Correspondent Production Acquisitions and Locks by Product

(UPB in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
Acquisitions[(1)]					
Conventional Conforming	$ 8,130	$ 10,737	$ 16,644	$ 20,510	$ 16,153
Government	6,752	10,574	14,346	16,653	13,616
Non-Agency[(2)]	5	4	3	-	-
Total Correspondent Acquisitions	**$ 14,887**	**$ 21,315**	**$ 30,993**	**$ 37,163**	**$ 29,768**
PFSI's Direct Lending Loans Acquired by PMT[(1)]	$ 864	$ 1,442	$ 1,853	$ 2,143	$ 1,881
Total Acquisitions	**$ 15,752**	**$ 22,757**	**$ 32,846**	**$ 39,306**	**$ 31,649**
Locks[(3)]					
Conventional Conforming	$ 8,974	$ 12,628	$ 19,461	$ 19,736	$ 19,109
Government	7,385	12,028	15,933	16,225	14,871
Non-Agency[(2)]	13	14	1	-	-
Total Locks	**$ 16,372**	**$ 24,671**	**$ 35,395**	**$ 35,961**	**$ 33,980**

Note: Conventional Conforming, Government, and Non-Agency acquisitions exclude PennyMac Financial's Direct Lending Loans Acquired by PMT.

(1) The UPB of historical period conventional conforming acquisitions has been reduced by $128 million, $308 million, $410 million and $421 million, and the UPB of historical and current period government acquisitions has been reduced by $39 million, $88 million, $117 million, and $158 million for the quarterly periods 1Q19 through 4Q19, respectively as the UPB of loans previously classified as non-delegated in the correspondent channel is now reported in PFSI's Direct Lending Loans Acquired by PMT. As a result, historical period PFSI's Direct Lending Loans Acquired by PMT has been increased by $128 million, $308 million, $410 million, and $421 million in UPB for the quarterly periods 1Q19 through 4Q19, respectively.

(2) Consists of prime jumbo and non-QM loans

(3) The UPB of historical and current period conventional conforming locks has been reduced by $261 million, $466 million, $635 million, and $485, and the UPB of historical and current period government locks has been reduced by $86 million, $145 million, $216 million, and $162 million for the quarterly periods 1Q19 through 4Q19, respectively as the UPB of loans previously classified as non-delegated in the correspondent channel is now reported in PFSI's Direct Lending Loans Acquired by PMT (not shown).

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